Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES FIRST QUARTER 2026 OPERATING RESULTS

South Bend, IN. May 8, 2026 (GLOBENEWSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended March 31, 2026.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	The Company signed a term sheet for a Corporate Credit Facility (CCF) with availability up to $300 million. The CCF will be comprised of a $100 million term loan and $200 million revolving line of credit, both having initial 3-year terms and two 1-year extensions. Proceeds from the CCF will be used to refinance existing secured bank debt and the remainder will be available to support acquisition growth. The rate on the CCF will be SOFR +2.75%. The Company expects to close on this CCF during Q2 2026.

●	Subsequent to quarter end, on April 21, 2026, the Company entered into a contract for the acquisition of a hospital campus comprising a licensed 60 bed hospital, licensed 99 bed skilled nursing facility and ancillary medical office buildings near Kansas City, Missouri. The purchase price will be $8.6 million and the Company expects to fund the acquisition from the balance sheet. The hospital campus will be added to an existing master lease of a tenant in Missouri with initial base rents of $860 thousand and subject to 3% annual rent increases.

●	For the quarters ended March 31, 2026, and March 31, 2025:

●	FFO was $20.9 million and $18.3 million, respectively.

●	FFO per share of $0.38 and $0.33, respectively

●	AFFO was $18.8 million and $16.8 million, respectively.

●	AFFO per share of $0.34 and $0.30, respectively

●	Net income was $9.5 million and $7.0 million, respectively.
●	Rental income received was $40.0 million and $37.3 million, respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “During the first quarter of 2026 the Company underwrote many deals, but most of them did not fit its disciplined acquisition model. As we head into Q2, it seems our patience will be paying off as we were excited to sign a deal right in the beginning of the quarter and will hopefully have a few more to add. Separately, the Company has spent a lot of time focusing on itself and its processes to ensure that our tenants remain strong and we are well positioned to grow when the right opportunities present themselves.

Q1 2026 Quarterly Results of Operations:

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025:

Rental revenues: The increase in rental revenues of $2.7 million or 7.1%, compared to the March 31, 2025, is primarily due to rental income received from the new acquisitions to the Texas and Missouri master leases.

Depreciation and Amortization: The increase in depreciation of $0.6 million or 6.4% compared to March 31, 2025 is related to depreciation on the 20 properties purchased in 2025. The increase was offset by assets that fully depreciated in 2025. The $0.4 million or (14.5)% decrease in amortization is due to intangible assets being fully amortized.

General and administrative: March 31, 2026 expenses increased by $0.4 million or 22.6% compared to March 31, 2025. The increase is driven by higher professional fees, corporate salaries and other operating expenses.

Interest expense, net: The March 31, 2026 decrease in interest expense of $0.6 million or (4)% compared to March 31, 2025, is primarily related to lower interest payments on our commercial loans and note payable along with higher interest income.

Net Income: The increase in net income from $6.9 million during the quarter ended March 31, 2025 to $9.5 million for the quarter ended March 31, 2026 is primarily due to increases in rental revenues by the new acquisitions from the last year.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Form 8-k filed with the SEC on April 14, 2026, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 143 healthcare facilities with an aggregate of 15,600+ beds, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 143 healthcare facilities comprise 131 skilled nursing facilities, 10 assisted living facilities, and two long-term acute care hospitals.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the three months ended March 31, 2026 and 2025, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Three Months Ended March 31,
	2026	2025
(dollars in $000s)
Net income	$9,474	$6,991
Depreciation and amortization	11,453	11,270
Funds from Operations	20,927	18,261
FFO per weighted average common share and OP Units	0.38	0.33
Adjustments to FFO:
Straight-line rent	(2,089)	(1,457)
Funds from Operations, as Adjusted	$18,838	$16,804
Adjusted FFO per weighted average common share and OP Units	0.34	0.30